Exhibit 10.1

April 28, 2017

Dear Dan,

I am very pleased to offer you the position of Chief Financial Officer for SVB Financial Group (the “Company”). Your start date for this position is to be determined.

The Chief Financial Officer position has been designated an “executive officer” position pursuant to applicable SEC rules, and will report to me. The Compensation Committee of the Board of Directors must approve any compensation awarded to an executive officer. Accordingly, the Compensation Committee has approved for you the following total compensation package:

Base Compensation:
As a Chief Financial Officer, your base salary will be $43,750.00 on a monthly basis (the annualized equivalent of $525,000.00 (“Base Salary”)). SVB Financial Group has 26 pay periods per year, and paydays are bi-weekly.

Incentive Compensation:
As the Chief Financial Officer, your annual target incentive compensation under our Incentive Compensation Plan (“ICP”) will be 70% of your Base Salary. Awards under our ICP are paid at the sole discretion of SVB, and for 2017, will be prorated. The ICP is funded with a pool of dollars generated by the firm achieving or exceeding targeted levels of success and return. Profits must be high enough to support a minimal level of financial performance including earnings per share. Your actual award will be subject to such funding, as well as your individual performance and the approval of the Compensation Committee.

Signing Cash Bonus:
In connection with your offer, we are pleased to offer you a one-time signing cash bonus of $300,000.00. The bonus will be paid to you as soon as practicable after you commence employment and once all required new hire paperwork is complete. Should you voluntarily leave SVB Financial Group or any of its affiliated companies or be terminated for any reason other than through no fault of your own (e.g. a restructure) anytime within one year from your start date, you would be obligated to repay the entire amount.

Equity Compensation:
In connection with your offer, you will also receive a one-time sign-on equity award in restricted stock units with a target value of $300,000.00. Additionally, you will receive an equity award with a target value of $650,000.00, of which $487,500.00 will be in restricted stock units and $162,500.00 will be in stock options. The grant date of these awards is expected to be as soon as is administratively feasible following your hire date.

Please note that the equity awards described above will be granted in accordance with the Compensation Committee’s normal grant practices and will be subject to: (i) annual vesting over four years in equal installments, (ii) your continued employment, and (iii) the terms under our 2006 Equity Incentive Plan, as amended. Moreover, the indicated values of the above awards are target values. The actual value of each equity award on the day of grant is subject to stock price fluctuations.

Benefits:
As a full-time and benefited employee, SVB Financial Group offers a full range of benefits for you and your qualified dependents. In addition to our medical, dental and vision plans, you will accrue sick leave at a rate of 10 days per year and you will participate in SVB’s “time away from work” practice, in which you will collaborate directly with your manager to plan time away from work to refresh and renew. The Company also observes holidays recognized by the Federal Reserve Bank. A detailed presentation of SVB Financial Group’s benefits program is accessible from our internal on-boarding website.

Other Provisions:
Your employment with us is contingent upon your providing legal proof of your identity and authorization to work in the United States. Furthermore, this offer is being made contingent upon satisfactory completion of a background check subject to your permission to procure consumer reports about you (including, but not limited to, information from the motor vehicle department, credit, criminal, prior employment and education records). Your employment is also contingent upon successful completion of reference checks, review and approval of any potential conflicts of interest, and your starting work with the Company on or before the agreed upon start date that is yet to be determined.

To comply with the government-mandated confirmation of employment eligibility, please review the “Lists of Acceptable Documents” as approved by the Department of Homeland Security for establishing identity and employment eligibility (the “I-9” process). Please refer to our internal on-boarding website for additional information, and bring the required I-9 documents on your first day.

Nothing in this offer, or your acceptance of it, alters your at-will employment status with the Company. Either party has the right to terminate your employment at any time with or without cause or notice. It is also important to note that SVB Financial Group reserves the right to change your benefits at any time, with or without notice.

To confirm your acceptance of our offer, please sign one copy of this letter and email a scanned copy to Linda Bader. This offer supersedes any and all other written or verbal offers and is valid until May 5, 2017 unless earlier withdrawn.

Within 72 business hours of returning your signed offer letter, you will receive an automated email with instructions for accessing SVB Financial Group’s on-boarding website. This site contains important information and materials that you should review, complete, and bring on your first day.

Dan, we are very enthusiastic about your joining the SVB Financial Group team. We are sure you will find SVB Financial Group a stimulating and team-oriented company. The work environment is one of challenge, opportunity, and reward for success. If you have any questions, please do not hesitate to call Linda Bader.

Sincerely,

/s/ GREG BECKER
Greg Becker
President and Chief Executive Officer
SVB Financial Group

ACCEPTED BY, AS OF MAY 1, 2017:

/s/ DANIEL J. BECK
Daniel J. Beck

Actual Start Date: June 5, 2017